Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces First Quarter 2023 Results

–Record Quarterly Adjusted EBITDA Supported by Broad-Based Outperformance
–Adjusted EBITDA Margin Expansion in all Three Segments
–Positive Momentum in our Growth Businesses and Solid Execution and Improving Market Dynamics in our Cyclical Businesses
–Full Year 2023 Adjusted EBITDA Guidance Range Increased to $345 Million to $370 Million, Reflecting Strong Start to Year and New Wind Tower Tax Credits

DALLAS, Texas - ARCOSA, Inc. - April 27, 2023:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the first quarter ended March 31, 2023.

On October 3, 2022, the Company completed the divestiture of its storage tanks business. Financial results for the storage tanks business were included in the Engineered Structures segment as part of continuing operations to the date of sale. The tables below include additional financial information to facilitate the comparison to prior year's results.

First Quarter Highlights

	Three Months Ended March 31,
	2023	2022	% Change

	($ in millions, except per share amounts)
Revenues	$549.2	$535.8	3%
Revenues, excluding impact from divested business(1)	$549.2	$475.9	15%
Net income	$55.7	$20.2	176%
Adjusted Net Income(2)	$51.7	$20.9	147%
Diluted EPS	$1.14	$0.41	178%
Adjusted Diluted EPS(2)	$1.06	$0.42	152%
Adjusted EBITDA(2)	$108.1	$73.4	47%
Adjusted EBITDA Margin(2)	19.7%	13.7%	600 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$108.1	$61.4	76%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	19.7%	12.9%	680 bps
Net cash provided by operating activities	$27.3	$24.5	11%
Free Cash Flow(2)	$6.8	$19.2	(65)%

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bps - basis points

(1) Excludes the impact of the storage tanks business in the prior period.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

Commenting on the first quarter results, Antonio Carrillo, President and Chief Executive Officer, noted, “Driven by strong contributions from each of our businesses, Arcosa generated record results in the first quarter. Adjusted EBITDA increased more than 45 percent, reflecting continued positive momentum in our growth businesses as well as solid execution and improving market dynamics in our cyclical businesses.
“Construction Products led our performance in the quarter, with Adjusted Segment EBITDA expanding by 85 percent. Strong pricing momentum contributed to healthy organic revenue growth and solid unit profitability gains, overcoming volume headwinds in our natural aggregates business. As anticipated, we completed the sale of depleted land in North Texas generating a $22 million gain in the quarter that will help fund replacement reserves. Excluding the gain, Adjusted Segment EBITDA margins expanded 360 basis points year-over-year.”
Carrillo continued, “We are optimistic about the market recovery underway in our cyclical businesses. As previously announced, we received approximately $800 million in new wind tower orders during the quarter. Since the passage of the Inflation Reduction Act, we have received wind tower orders in excess of $1.1 billion that extend into 2028. While we continue to anticipate 2023 will be a transition year for our wind towers business as the industry supply chain ramps up, and we incur start-up expenses for our recently announced New Mexico facility, the stage is set for a multi-year recovery in 2024 and beyond.
“We are also encouraged by the $122 million of orders we received in our barge business, which represented a book to bill of 1.8 in the first quarter. Now at its highest level in three years, our backlog extends into 2024. Although elevated steel prices remain a demand headwind, we have been successful in converting inquires to new orders when we are able to source steel at competitive prices.
“Our balance sheet and liquidity position are solid, and we continue to make progress on strategic capital allocation to advance our long-term growth. During the quarter, we invested $14 million in two small bolt-on acquisitions in Construction Products and $44 million in capital expenditures, largely to fund organic projects. We remain committed to disciplined investment, aligned with increasing our return on capital.”

2023 Outlook and Guidance

The Company made the following adjustments to its full year 2023 guidance:
•Increased its revenue guidance range to $2.2 billion to $2.3 billion, from its prior range of $2.15 billion to $2.25 billion.
•Increased its Adjusted EBITDA guidance range to $345 million to $370 million, from its prior guidance range of $310 million to $340 million.
•Included in the revised Adjusted EBITDA guidance range is the anticipated net benefit from the Advanced Manufacturing Production ("AMP") tax credits provided for in the Inflation Reduction Act (“IRA”) for full year 2023 of approximately $17 million to $22 million for wind towers produced and sold during the year. We recognized a net benefit from the AMP tax credits of $3.2 million in the first quarter.

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•Certain provisions of the IRA, including the AMP tax credits for wind towers, remain subject to the issuance of additional guidance and clarification. Since the credit is fully refundable regardless of an entity’s tax position, the Company has accrued for the tax credit as a reduction in cost of revenues.
Commenting on the outlook, Carrillo concluded, “Despite macroeconomic headwinds, Arcosa continues to generate strong financial performance, underscoring the resilience of our businesses and the unwavering dedication of our team. Looking forward, Arcosa remains well-positioned to execute on the numerous expansion opportunities we see across our portfolio, particularly in light of improving market fundamentals that point to a multi-year upcycle for our cyclical businesses. We will continue to manage our business with focus and discipline to drive growth and build long-term shareholder value.”

First Quarter 2023 Results and Commentary

Construction Products
•Revenues increased 12% to $236.1 million primarily due to strong organic pricing across our businesses, which more than offset overall volume declines.
•Volumes for natural aggregates declined due to the deceleration of new single-family residential construction activity and from adverse weather in certain markets.
•Inflationary cost pressures related to higher diesel, cement, and process fuels increased cost of revenues by approximately $5 million, or 3%.
•Adjusted Segment EBITDA increased 85% to $76.4 million, partially due to a $21.8 million anticipated gain recognized on the disposition of land with depleted reserves.
•Excluding the gain, Adjusted Segment EBITDA increased 32.2% driven by improved unit profitability from year-over-year pricing momentum.
•Excluding the gain, Adjusted Segment EBITDA Margin increased to 23.1% compared to 19.5% in the prior period and Freight-Adjusted Segment EBITDA Margin increased to 26.5% compared to 22.8% in the prior period.

Engineered Structures
•Results for the segment were impacted by the divestiture of our storage tanks business. First quarter 2022 revenues and Adjusted EBITDA for the storage tanks business were $59.9 million and $12.0 million, respectively.
•The Company recognized an additional gain on sale of $6.4 million ($4.5 million after tax) from the divestiture during the first quarter, which has been excluded from Adjusted Segment EBITDA, primarily related to the settlement of certain contingencies from the sale. The Company has recognized a total pre-tax gain on the sale of the storage tanks business of $195.4 million.
•Revenues for utility, wind, and related structures increased 9% driven by higher volumes in our utility structures business.
•Excluding the impact of the storage tanks business, Adjusted Segment EBITDA increased 24% to $30.1 million, and margins increased 180 basis points to 14.5%.
•The increase in Adjusted Segment EBITDA margins primarily resulted from higher volumes in our utility structures business and the recognition of net AMP tax credits of $3.2 million in our wind towers business.

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•Order activity was strong during the quarter. In wind towers, we received orders of approximately $800 million during the quarter for delivery in 2024 through 2028. In addition, grid hardening and reliability efforts contributed to robust order activity in utility structures.
•At the end of the first quarter, the combined backlog for utility, wind, and related structures was $1,531.4 million compared to $421.0 million at the end of the first quarter of 2022.

Transportation Products
•Revenues were $105.4 million, up 43%. Barge revenues increased 45% and steel components revenues increased 39%, both driven by higher deliveries.
•Adjusted Segment EBITDA increased $7.5 million, or 114%, to $14.1 million, representing a 13.4% margin compared to 8.9% in the prior period. The increase was driven by operating leverage associated with higher volumes.
•During the quarter, we received orders of approximately $122 million in our barge business, representing a book-to-bill of 1.8. These orders are primarily for hopper barges and extend our backlog into 2024.
•Barge backlog at the end of the quarter was $279.0 million compared to $150.6 million at the end of the first quarter of 2022. We expect to deliver approximately 68% of our current backlog in 2023.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses were $13.8 million in the first quarter compared to $12.1 million in the prior year.
•The increase in corporate expenses was primarily driven by higher compensation costs.
•Acquisition and divestiture-related costs were $0.6 million in the first quarter compared to $0.9 million in the prior year.
•The effective tax rate for the first quarter was 20.3% compared to 24.1% in the prior year. The decrease in the tax rate was primarily due to AMP tax credits for our wind tower business, which are excluded from taxable income, and lower foreign taxes, partially offset by higher state taxes.

Cash Flow and Liquidity
•Operating cash flow was $27.3 million during the first quarter, an increase of $2.8 million year-over-year.
•Working capital was a $55.4 million use of cash for the quarter compared to the prior year's $38.1 million use of cash. The increase was primarily due to lower payables year-over-year due to the timing of strategic steel purchases.
•Capital expenditures in the first quarter were $44.4 million, up from $25.9 million in the prior year, as progress continued on organic projects underway in Construction Products and Engineered Structures, including the purchase of property for our New Mexico wind tower facility which is expected to begin production in mid-2024. Free Cash Flow for the quarter was $6.8 million, down from $19.2 million in the prior year.
•We ended the quarter with total liquidity of $623.9 million, including $149.2 million of cash, and Net Debt to Adjusted EBITDA was 1.1X for the trailing twelve months.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on April 28, 2023 to discuss first quarter 2023 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-343-1703 for domestic callers and 785-424-1116 for international callers. The conference ID is ARCOSA and the passcode is 59425. An audio playback will be available through 11:59 p.m. Eastern Time on May 12, 2023, by dialing 888-269-5330 for domestic callers and 402-220-7326 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic, or other similar outbreaks, on Arcosa’s business; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity Industries, Inc.; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year ended December 31, 2022 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues	$549.2	$535.8
Operating costs:
Cost of revenues	440.6	439.7
Selling, general, and administrative expenses	62.5	62.6
Gain on disposition of property, plant, equipment, and other assets	(22.6)	(1.2)
Gain on sale of storage tanks business	(6.4)	—
	474.1	501.1
Operating profit	75.1	34.7

Interest expense	7.1	7.2
Other, net (income) expense	(1.9)	0.9
	5.2	8.1
Income before income taxes	69.9	26.6
Provision for income taxes	14.2	6.4
Net income	$55.7	$20.2

Net income per common share:
Basic	$1.15	$0.42
Diluted	$1.14	$0.41
Weighted average number of shares outstanding:
Basic	48.3	48.2
Diluted	48.8	48.8

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2023	2022
Aggregates and specialty materials	$211.0	$187.9
Construction site support	25.1	23.6
Construction Products	236.1	211.5

Utility, wind, and related structures	207.7	190.6
Storage tanks(1)	—	59.9
Engineered Structures	207.7	250.5

Inland barges	68.1	47.0
Steel components	37.3	26.8
Transportation Products	105.4	73.8

Consolidated Total	$549.2	$535.8

	Three Months Ended March 31,
Operating profit (loss):	2023	2022
Construction Products	$49.5	$16.7
Engineered Structures(1)	29.9	28.3
Transportation Products	10.1	2.7
Segment Totals before Corporate Expenses	89.5	47.7
Corporate	(14.4)	(13.0)
Consolidated Total	$75.1	$34.7

Backlog:	March 31, 2023	March 31, 2022
Engineered Structures:
Utility, wind, and related structures	$1,531.4	$421.0
Transportation Products:
Inland barges	$279.0	$150.6

(1) On October 3, 2022, the Company sold the storage tanks business. In the first quarter of 2023, we recognized an additional gain on the sale of $6.4 million, which is included in operating profit. We recognized a gain on the sale of $189.0 million in the fourth quarter of 2022.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$149.2	$160.4
Receivables, net of allowance	393.6	334.2
Inventories	328.3	315.8
Other	41.8	46.4
Total current assets	912.9	856.8

Property, plant, and equipment, net	1,209.7	1,199.6
Goodwill	976.5	958.5
Intangibles, net	250.9	256.1
Deferred income taxes	9.6	9.6
Other assets	57.5	60.0
	$3,417.1	$3,340.6
Current liabilities:
Accounts payable	$205.8	$190.7
Accrued liabilities	115.7	121.8
Advance billings	44.0	40.5
Current portion of long-term debt	14.9	14.7
Total current liabilities	380.4	367.7

Debt	535.0	535.9
Deferred income taxes	183.0	175.6
Other liabilities	75.5	77.0
	1,173.9	1,156.2
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,690.3	1,684.1
Retained earnings	568.8	515.5
Accumulated other comprehensive loss	(15.9)	(15.7)
Treasury stock	(0.5)	—
	2,243.2	2,184.4
	$3,417.1	$3,340.6

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net income	$55.7	$20.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	38.8	37.8
Stock-based compensation expense	5.5	4.4
Provision for deferred income taxes	7.4	5.1
Gains on disposition of property, plant, equipment, and other assets	(22.6)	(1.2)
Gain on sale of storage tanks business	(6.4)	—
(Increase) decrease in other assets	3.4	(1.2)
Increase (decrease) in other liabilities	(2.6)	(3.0)
Other	3.5	0.5
Changes in current assets and liabilities:
(Increase) decrease in receivables	(66.4)	(69.3)
(Increase) decrease in inventories	(10.9)	(18.2)
(Increase) decrease in other current assets	4.6	2.7
Increase (decrease) in accounts payable	10.5	44.0
Increase (decrease) in advance billings	8.0	1.8
Increase (decrease) in accrued liabilities	(1.2)	0.9
Net cash provided by operating activities	27.3	24.5
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	23.9	20.6
Proceeds from sale of storage tanks business	2.0	—
Capital expenditures	(44.4)	(25.9)
Acquisitions, net of cash acquired	(15.6)	—
Net cash required by investing activities	(34.1)	(5.3)
Financing activities:
Payments to retire debt	(1.9)	(1.0)
Dividends paid to common stockholders	(2.4)	(2.4)
Purchase of shares to satisfy employee tax on vested stock	(0.1)	(0.1)
Net cash required by financing activities	(4.4)	(3.5)
Net increase (decrease) in cash and cash equivalents	(11.2)	15.7
Cash and cash equivalents at beginning of period	160.4	72.9
Cash and cash equivalents at end of period	$149.2	$88.6

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2023	2022

	(in millions)
Net Income	$55.7	$20.2
Gain on sale of storage tanks business, net of tax	(4.5)	—
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.5	0.7
Adjusted Net Income	$51.7	$20.9

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2023	2022

	(in dollars per share)
Diluted EPS	$1.14	$0.41
Gain on sale of storage tanks business	(0.09)	—
Impact of acquisition and divestiture-related expenses(1)	0.01	0.01
Adjusted Diluted EPS	$1.06	$0.42

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended March 31,		Full Year 2023 Guidance
	2023	2022	Low	High
Revenues	$549.2	$535.8	$2,200.0	$2,300.0

Net income	55.7	20.2	135.0	145.7
Add:
Interest expense, net	5.9	7.1	25.0	27.0
Provision for income taxes	14.2	6.4	33.8	41.1
Depreciation, depletion, and amortization expense(1)	38.8	37.8	157.0	162.0
EBITDA	114.6	71.5	350.8	375.8
Add (less):
Gain on sale of storage tanks business	(6.4)	—	(6.4)	(6.4)
Impact of acquisition and divestiture-related expenses(2)	0.6	0.9	0.6	0.6
Other, net (income) expense(3)	(0.7)	1.0	—	—
Adjusted EBITDA	$108.1	$73.4	$345.0	$370.0
Adjusted EBITDA Margin	19.7%	13.7%	15.7%	16.1%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $(0.5) million and $1.0 million for the three months ended March 31, 2023 and 2022, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended March 31,
	2023	2022
Construction Products
Revenues	$236.1	$211.5

Operating Profit	49.5	16.7
Add: Depreciation, depletion, and amortization expense(1)	26.9	24.6
Segment EBITDA	76.4	41.3
Adjusted Segment EBITDA	$76.4	$41.3
Adjusted Segment EBITDA Margin	32.4%	19.5%

Engineered Structures
Revenues	$207.7	$250.5

Operating Profit	29.9	28.3
Add: Depreciation and amortization expense(1)	6.6	8.0
Segment EBITDA	36.5	36.3
Less: Gain on sale of storage tanks business	(6.4)	—
Adjusted Segment EBITDA	$30.1	$36.3
Adjusted Segment EBITDA Margin	14.5%	14.5%

Transportation Products
Revenues	$105.4	$73.8

Operating Profit	10.1	2.7
Add: Depreciation and amortization expense	4.0	3.9
Segment EBITDA	14.1	6.6
Adjusted Segment EBITDA	$14.1	$6.6
Adjusted Segment EBITDA Margin	13.4%	8.9%

Operating Loss - Corporate	$(14.4)	$(13.0)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.6	0.9
Add: Corporate depreciation expense	1.3	1.3
Adjusted EBITDA	$108.1	$73.4
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues” divided by Adjusted Segment EBITDA.

	Three Months Ended March 31,
	2023	2022
Construction Products
Revenues	$236.1	$211.5
Less: Freight revenues	29.9	30.0
Freight-Adjusted Revenues	$206.2	$181.5

Adjusted Segment EBITDA(1)	$76.4	$41.3
Adjusted Segment EBITDA Margin(1)	32.4%	19.5%

Freight-Adjusted Segment EBITDA Margin	37.1%	22.8%

(1) See Reconciliation of Adjusted Segment EBITDA table.

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Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended March 31,
	2023	2022
Cash Provided by Operating Activities	$27.3	$24.5
Capital expenditures	(44.4)	(25.9)
Proceeds from disposition of property, plant, equipment, and other assets	23.9	20.6
Free Cash Flow	$6.8	$19.2

Net income	$55.7	$20.2
Free Cash Flow Conversion	12%	95%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

March 31, 2023
Total debt excluding debt issuance costs	$554.9
Cash and cash equivalents	149.2
Net Debt	$405.7

Adjusted EBITDA (trailing twelve months) (1)	$361.4
Net Debt to Adjusted EBITDA	1.1

(1) Adjusted EBITDA includes a two month pro forma adjustment of $1.6 million based on Adjusted EBITDA for RAMCO of $9.6 million for the twelve months ended February 28, 2022.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business
(in millions)
(unaudited)

Three Months Ended March 31,
2022
Storage tanks business:
Operating Profit	$10.3
Add: Depreciation and amortization expense	1.7
Storage tanks EBITDA	12.0
Storage tanks Adjusted EBITDA	$12.0

972.942.6500	16	arcosa.com